Exhibit 99.1
American Dairy, Inc. Reports
Fourth Quarter and Full Year 2009 Financial Results

Conference Call to be Held Today at 8:00 am ET

BEIJING and LOS ANGELES, March 16 /PRNewswire-FirstCall/ — American Dairy, Inc. (NYSE: ADY; “American Dairy” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for the fourth quarter and full year ended 2009. The Company will hold a conference call today at 8:00 am ET.

Revenue decreased 45% to $44.0 million in the fourth quarter of 2009 from $79.6 million in the fourth quarter of 2008.  Revenue from milk powder products, which consist primarily of the Company’s higher margin infant formula products, was $20.7 million, or 47.2% of total sales, down from $59.3 million, or 74.5% of total sales, in the fourth quarter of 2008.  Revenue from raw milk powder was $18.9 million, compared to $16.7 million in the fourth quarter of 2008 and up substantially to 43.0% of total revenue compared to 20.9% of total revenue in the prior year’s period.

The Company reported a gross loss of $3.0 million in the fourth quarter of 2009.  This compares to a gross profit of $36.6 million in the fourth quarter of 2008.  The decline in revenue and gross profit performance in the fourth quarter of 2009 compared to prior periods primarily reflected the impact of cross-territory selling in which distributors disrupted regular sales patterns by diverting infant formula products outside of their delegated geographic regions.  Additionally, revenue and gross profit performance in the fourth quarter of 2009 reflects management’s efforts to curb the cross-territory selling through offering greater promotions as incentives to distributors, as well as management’s decision to sell excess inventory as raw milk powder, in an effort to manage inventory levels.

In January 2010, the Company established a new system to monitor distributor inventory levels and track distributors engaging in cross-territory selling.  Additionally, the Company required distributors to collect any unauthorized products in their respective regions, in an effort to protect its brand image and align pricing across geographical regions.

Mr. Leng You Bin, the Company’s Chairman and Chief Executive Officer, stated, “We believe we have effectively addressed cross-territory selling activities.  Although our rapid expansion presented challenges to our prior information management systems, we have taken steps to ensure that we have the right infrastructure to support our growth in 2010 and beyond, including establishing an anti-cross-territory selling system and a new ERP system in place in January. Though our fourth quarter results were impacted, we believe we have taken the right steps to address the fundamental issues that could impair our long-term growth.”

Mr. Leng continued, “We aggressively increased the number of our sales outlets since the melamine crisis, especially during the fourth quarter of 2009, and we now reach over 95,000 points of sale in China.  We believe the increase of our retail outlets will accelerate our expansion in southern China in 2010.”

Loss from continuing operations was $31.9 million in the fourth quarter of 2009, compared with income from continuing operations of $9.4 million in the fourth quarter of 2008.  Sales and marketing expenses increased 39% to $25.3 million in the fourth quarter of 2009 from $18.2 million in the fourth quarter of 2008, primarily reflecting increased promotional activities. General and administrative expenses decreased 61% to $3.5 million in the fourth quarter of 2009 from $8.9 million in the fourth quarter of 2008.  The decrease primarily reflects the expenses related to the Company’s reaudit in the fourth quarter of 2008.

The Company recognized other income of $604,500 during the fourth quarter of 2009, which included a government tax refund of approximately $6.5 million received in the quarter.  In the prior year period, the Company had other income of $15.9 million, which primarily reflected a gain on extinguishment of debt of $30.5 million and a government tax refund of $4.4 million, offset by a loss on derivatives of $15.3 million.

Net loss attributable to common shareholders for the fourth quarter of 2009 was $27.0 million, or ($1.34) per diluted share, compared to net income of $25.1 million, or $1.42 per diluted share, in the prior year period.

Full Year Ended December 31, 2009 Financial Highlights

Revenue increased 40% to $271.1 million in the full year ended December 31, 2009 from $193.2 million in the same period of 2008. Contributions from milk powder products, which consist primarily of the Company’s higher margin infant formula products, were approximately $216.2 million, or 80.0%, of sales in the full year ended December 31, up 78% from $121.3 million, or 62.8% of sales, in the prior year period.  Gross profit increased 72% to $130.7 million in the full year ended December 31, 2009 from $76.0 million in the same period of 2008. Gross margin for the full year ended December 31, 2009 was 48.2%, compared to 39.3% in the prior year’s period. Income from continuing operations increased to $5.1 million in the full year ended December 31, 2009, compared to $6.3 million in the prior year’s period. Net income from continuing operations for the full year 2009 increased to $16.3 million, or $0.81 per diluted share, from net income of $10.6 million, or $0.60 per diluted share, in the prior year’s period. Net income attributable to common shareholders increased to $19.6 million, or $0.97 per diluted share, from net income of $17.0 million, or $0.97 per diluted share in the prior year’s period.

Balance Sheet

As of December 31, 2009, the Company had cash and cash equivalents of $48.9 million and total current assets of $177.6 million, compared with cash and cash equivalents of $43.5 million and total current assets of $181.7 million as of September 30, 2009.

Financial Guidance

Jonathan H. Chou, Chief Financial Officer, stated, “Despite our disappointing fourth quarter performance, we are glad to report full year revenue growth of 40% year over year.  Specifically, sales of our branded infant formula products grew 78% year over year to $216 million, representing 80% of total sales for the full year 2009.  As we approach the end of the first quarter of 2010, we are confident that measures taken to address the fourth quarter’s operational issues will be effective as we continue to make improvements across all functions.  With new systems in place, we have much more control in the level of goods in our distribution channels, enhancing our ability to monitor our distribution points.  Based on cash and actual purchase orders received this quarter, we believe that revenue from our branded formula products should exceed $70 million in the first quarter of 2010.”

Mr. Chou continued, “In 2010, in addition to building on our strengths, including established brand image and nationwide presence, we have launched several key sales and marketing initiatives to continue to expand in northern China markets where we have a strong presence and solidify our foothold in southern China.  These initiatives include strengthening human resources development, improving our nutrition education program, enhancing customer services, improving our ability to utilize data as well as increasing operating efficiencies in existing retail outlets.”

Conference Call Details

The Company will hold a conference call on March 16, 2010 at 8:00 am ET to discuss its results. Listeners may access the call by dialing the following numbers:

United States toll free:	1-888-208-1815
Hong Kong toll free:	800-968-103
Northern China toll free:	10-800-712-0046
Southern China toll free:	10-800-120-0046
International:	1-719-325-2470

The replay will be accessible through March 23, 2010 by dialing the following numbers:

United States toll free:	1-888-203-1112
International:	1-719-457-0820
Password:	1841116

About American Dairy, Inc.

American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People’s Republic of China. American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns. American Dairy has over 200 company-owned milk collection stations, two dairy farms, seven production facilities with an aggregate milk powder production capacity of approximately 1,234 tons per day and an extensive distribution network that reaches over 95,000 retail outlets throughout China. For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and in other reports filed with the United States Securities and Exchange Commission and available at http://www.sec.gov/. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China:     May Shen 86-10-6431-9357

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the years ended December 31,		For the years ended December 31,
	2009	2008	2009	2008
	US$	US$	US$	US$

Sales	271,077,948	193,191,710	43,958,701	79,623,405

Cost of goods sold	140,426,711	117,180,986	46,998,857	46,998,857

Gross profit (loss)	130,651,237	76,010,724	(3,040,156)	32,624,548

Operating and administrative expenses:
Sales and marketing	105,109,120	50,685,804	25,337,484	18,237,153
General and administrative	20,478,875	19,046,939	3,521,676	8,881,202
Total operating expenses	125,587,995	69,732,743	28,859,160	27,118,355

Income (loss) from continuing operations	5,063,242	6,277,981	(31,899,316)	5,506,193

Other income (expenses):
Interest income	306,691	579,724	33,358	209,985
Interest and finance costs	(6,139,152)	(18,843,032)	(1,024,473)	(3,317,229)
Amortization of deferred charges	(124,110)	(657,258)	(22,368)	(102,567)
Registration rights penalty	-	(2,389,077)	-	(228,103)
Gain on extinguishment of debt	-	30,497,268	-	30,497,268
Goodwill impairment expense	(929,526)	-	(929,526)	-
Loss on derivatives	(2,162,000)	(8,321,481)	(1,372,000)	(15,337,099)
Government subsidy-tax refund	21,177,132	6,810,231	6,537,098	4,434,991
Other income (loss), net	(1,765,267)	182,406	(2,617,559)	(239,537)
Income (loss) from continuing operations before income tax expenses and noncontrolling interests	15,427,010	14,136,762	(31,294,786)	21,423,902
Income tax (benefit) expenses	(746,198)	3,567,135	(4,248,772)	3,413,256
Net income (loss) from continuing operations before noncontrolling interests	16,173,208	10,569,627	(27,046,014)	18,010,646

Noncontrolling interests	118,270	(9,470)	68,078	14,932
Net income (loss) from continuing operations	16,291,478	10,560,157	(26,977,936)	18,025,578
Net income from discontinued operations	3,289,908	6,462,878	-	3,147,283
Net income (loss) attributable to common shareholders	19,581,386	17,023,035	(26,977,936)	21,172,861

Other comprehensive income (loss):
Cumulative currency translation adjustments	446,554	13,169,453	(147,395)	4,031,187
Change in fair value of available for sale investments	58,962	(104,865)	18,029	(5,639)

Total comprehensive income (loss)	20,086,902	30,087,623	(27,107,302)	25,198,409

Earnings (Loss) per share of common stock – Basic
Income (loss) from continuing operations	0.86	0.62	(1.42)	1.06
Income from discontinued operations, net of tax	0.17	0.38	0.00	0.19
Net income (loss)	1.03	1	(1.42)	1.25
Earnings (Loss) per share of common stock – Diluted
Income (loss) from continuing operations	0.81	0.6	(1.34)	1.02
Income from discontinued operations, net of tax	0.16	0.37	0.00	0.18
Net income (loss)	0.97	0.97	(1.34)	1.20

Weighted average shares of common stock outstanding
Basic	19,004,337	16,993,390	19,004,337	16,993,390
Diluted	20,180,598	17,636,862	20,180,598	17,636,862

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	48,949,524	11,785,408
Notes and loans receivable, net of allowance of $4,000,000	438,776	1,493,245
Trade receivables, net of allowance of $791,119 and $1,311,331, respectively	27,495,190	12,275,497
Due from related parties	2,188,243	265,479
Employee receivables	396,724	307,249
Advances to suppliers	24,417,968	24,943,046
Receivable from discontinued operations	-	31,002,897
Inventories, net of allowance of $518,561 and $575,916, respectively	59,044,665	52,330,333
Prepayments and other current assets	1,814,472	63,711
VAT refundable taxes	8,532,629	488,938
Other receivables	4,307,680	4,598,359
Current assets of discontinued operations	-	12,392,384
Total current assets	177,585,871	151,946,546

Investments:
Investment in mutual funds – available for sale	136,466	77,504
Investment at cost	263,264	262,611
	399,730	340,115
Property and equipment:
Property and equipment, net	154,572,409	88,289,858
Construction in progress	23,170,909	28,847,959
	177,743,318	117,137,817
Biological assets:
Immature biological assets	35,672,123	23,784,479
Mature biological assets, net	13,232,124	1,483,355
	48,904,247	25,267,834
Other assets:
Deferred tax assets	3,632,815	730,490
Prepaid leases	29,016,486	29,146,748
Other intangible assets	821,331	-
Goodwill	1,784,331	2,282,838
Deferred charges, net	369,608	107,396
Long term assets of discontinued operations	-	31,587,018
Total assets	440,257,737	358,546,802

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current liabilities:
Current maturities of long term debt	7,312,935	4,018,704
Convertible debt redeemable within one year	-	17,732,033
Short term debt	-	73,809,893
Notes and loans payable	62,372,922	8,055,450
Accounts payable	37,956,046	36,643,041
Accrued expenses	8,365,245	10,620,393
Income tax payable	2,980,774	1,185,528
Advances from customers	6,893,947	9,864,080
Due to related parties	10,531,851	1,017,399
Advances from employees	483,647	1,016,173
Accrued employee benefits	4,120,053	2,873,889
Other payable	23,693,617	19,513,681
Current liabilities of discontinued operations	-	35,063,603
Total current liabilities	164,711,037	221,413,867

Long term debt, net of current portion	32,427,230	9,146,034
Long term tax payable	4,747,083	2,750,887
Deferred income	10,538,313	8,416,492
Performance share obligation	11,382,000	-
Long term liability of discontinued operations	-	395,176
Total liabilities	223,805,663	242,122,456

Temporary equity
Redeemable shares of common stock (2,100,000 and 0 shares issued and outstanding, respectively)	53,645,093	-

Shareholders’ equity
Common stock (US$0.001 par value, 50,000,000 shares authorized; 19,607,376 and 17,253,907 issued and outstanding as of December 31, 2009 and 2008, respectively)	19,607	17,254
Additional paid-in capital	54,482,098	26,758,425
Common stock warrants	1,774,151	3,003,448
Statutory reserves	6,861,224	6,861,224
Accumulated other comprehensive income	25,651,571	25,146,055
Retained earnings	73,672,879	54,091,493
Total shareholders’ equity	162,461,530	115,877,899
Noncontrolling interests	345,451	546,447

Total equity	162,806,981	116,424,346

Total liabilities and shareholders’ equity	440,257,737	358,546,802